Exhibit 99.1

CONTACT: Susan A. Knudson Executive Vice President & CFO Histogen Inc. ir@histogen.com

Histogen Reports Second Quarter 2020 Earnings and Provides Business Update

Completed Enrollment for HST-001 Phase 1a/2b Trial for Androgenic Alopecia in Men with Topline Data Expected 4Q20

Filed IDE for HST-002 for Treatment of Moderate to Severe Nasolabial Folds

Appointed Susan A. Knudson as Chief Financial Officer

SAN DIEGO, August 13, 2020 – Histogen Inc. (NASDAQ: HSTO), a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function, today reported financial results for the second quarter ended June 30, 2020 and provided an update on its clinical pipeline and other corporate developments.

Key Second Quarter 2020 Highlights and Subsequent Updates

•

Filed Investigational Device Exemption (IDE) for HST-002. In April, Histogen filed an IDE application with the U.S. Food and Drug Administration (FDA) for the initiation of a Phase 1 clinical trial of HST-002 as a dermal filler for the treatment of moderate to severe nasolabial folds. If the application is approved, Histogen plans to initiate the clinical trial in fourth quarter of 2020.

•

Closed Reverse Merger with Conatus.  In May, Histogen closed the reverse merger transaction with Conatus.  The transaction included approximately $13.0 million in cash resources, which when combined with existing resources, is expected to fund Histogen’s current operating plan into the second quarter of 2021. The combined company changed its name from Conatus Pharmaceuticals Inc. to Histogen Inc. and began trading on the Nasdaq Capital Market under the ticker symbol "HSTO" on May 27, 2020.

•

Appointed Susan A. Knudson as Chief Financial Officer.  In May, Ms. Knudson joined Histogen as its Executive Vice President and Chief Financial Officer.  With over 20 years of experience in the biopharmaceutical industry, she brings a wealth of financial and corporate strategy expertise to Histogen.  Ms. Knudson most recently served as Chief Financial Officer at Pfenex Inc. and prior to Pfenex, she held the position of Chief Financial Officer of Neothetics, Inc.

•	Completed Enrollment for HST-001 Phase 1a/2b trial for Androgenic Alopecia in Men with Topline Data Expected in the fourth quarter 2020. Histogen

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announced that it initiated the trial in June, completed enrollment in July and expects to report topline results in the fourth quarter of 2020.

•

Entered into Common Stock Purchase Agreement for Up to $10 Million.  In July, Histogen entered into a common stock purchase agreement for up to $10 million with Lincoln Park Capital Fund, LLC.  Upon execution of the purchase agreement, Lincoln Park made an initial purchase of $1.0 million of common stock.

“Throughout the second quarter of this year, we focused on transforming Histogen into a leading restorative therapeutics development company through the completion of the reverse merger, obtaining a NASDAQ listing, strengthening the executive team and advancing our innovative therapeutics pipeline,” said Richard W. Pascoe, Histogen’s President and Chief Executive Officer.  “In the remaining months of 2020, we will focus on achieving a number of near-term clinical and regulatory value-inflection points, such as filing an IND for our HST-003 program focused on knee cartilage repair, initiating a Phase 1 trial for HST-002 for the treatment of moderate to severe nasolabial folds and reporting topline results from our HST-001 Phase 1a/2b trial for androgenic alopecia in men. Moreover, I want to take this opportunity to commend the entire Histogen team for their tireless efforts, in the midst of a global pandemic, to position the company for success in 2020 and beyond.”

Expected Second Half 2020 Milestones

•	Submit HST-003 IND for the regeneration of cartilage in the knee
•	Initiate HST-002 Phase 1 trial for the treatment of moderate to severe nasolabial folds, if IDE is approved
•	Report topline data for HST-001 Phase 1a/2b trial for androgenic alopecia in men

Financial Highlights for the Second Quarter 2020

Revenues for the three months ended June 30, 2020 and 2019 were $0.1 million and $1.4 million, respectively. The year-over-year decrease of $1.3 million was primarily due to a decrease in the fulfillment of supply orders of CCM to Allergan and one additional customer.

Cost of revenues for the three months ended June 30, 2020 and 2019, were $0 million and $0.5 million, respectively. The decrease of $0.5 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 was due to a decrease in fulfillment of supply orders of CCM to Allergan and one additional customer.

For both the three months ended June 30, 2020 and 2019, we recognized costs of professional services of $0.1 million related to our Allergan License Agreements.

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In-process research and development expenses for the three months ended June 30, 2020 and 2019 were $7.1 million and $2.3 million, respectively.  In the three months ended June 30, 2020, we incurred $7.1 million for in-process research and development acquired in connection with the reverse merger with Conatus and in the three months ended June 30, 2019, we incurred $2.3 million for in-process research and development related to the acquisition of HST-003 and HST-004  from PUR Biologics LLC.

Research and development expenses for the three months ended June 30, 2020 and 2019 were $1.4 million and $1.0 million, respectively. The increase of $0.4 million for the three months ended June 30, 2020 was primarily due to an increase in development costs for our product candidates.

General and administrative expenses for both the three months ended June 30, 2020 and 2019 were $1.6 million. The three months ended June 30, 2019 included success-based fees of approximately $0.8 million related to $7.5 million of license revenue received in the three months ended June 30, 2019 for which there was no comparable expense incurred in the three months ended June 30, 2020.  This decrease for the three months ended June 30, 2020 was offset by increases in personnel related expenses, legal and accounting fees in the three months ended June 30, 2020.

Cash and cash equivalents as of June 30, 2020 were $10.4 million.  Histogen  believes that its existing cash and cash equivalents and cash inflow from operations will be sufficient to meet Histogen’s anticipated cash needs into the second quarter of 2021.

About Histogen Inc.

Histogen Inc. is a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function. Histogen’s innovative technology platform utilizes cell conditioned media and extracellular matrix materials produced by hypoxia-induced multipotent cells. Histogen’s proprietary, reproducible manufacturing process provides targeted solutions across a broad range of therapeutic indications including hair growth, dermal rejuvenation, joint cartilage regeneration and spinal disk repair. For more information, please visit www.histogen.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Histogen’s future operations and its ability to successfully initiate and complete clinical trials, obtain clinical trial data, and achieve regulatory milestones and related timing, including those related to the submission of a HST-003 IND for regeneration of cartilage in the knee, the initiation of a HST-002 Phase 1 trial for the treatment of moderate to severe nasolabial folds and the reporting of topline data for the ongoing HST-001 Phase 1a/2b trial for androgenic alopecia in men; the nature, strategy and focus of Histogen’s business; the sufficiency of Histogen’s cash resources and Histogen’s ability to achieve value for its stockholders; and the development and commercial potential and potential benefits of any of Histogen’s product candidates, such as HST-001, HST-002 and HST-003. Histogen may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Histogen’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Histogen that could differ materially from those described in or implied by the statements in this press release, including: the uncertainties associated with the clinical development and regulatory approval of Histogen’s product candidates, including potential delays in the commencement, enrollment and completion of clinical trials, such as the planned HST-002 Phase 1 trial for the treatment of moderate to severe nasolabial folds and the reporting of topline data for the ongoing HST-001 Phase 1a/2b trial for androgenic alopecia in men; the potential that earlier clinical trials and studies of Histogen’s product candidates may not be predictive of future results; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm Histogen’s financial condition and increase its costs and expenses; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including those risks discussed in Histogen’s filings with the Securities and Exchange Commission. Except as otherwise required by law, Histogen disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events, or circumstances or otherwise.

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HISTOGEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,394	$2,065
Restricted cash	10	10
Accounts receivable, net	136	110
Inventories	431	106
Prepaid and other current assets	693	167
Total current assets	11,664	2,458
Restricted cash	250	—
Property and equipment, net	318	320
Right-of-use assets	4,468	95
Other assets	1,073	69
Total assets	$17,773	$2,942
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,659	$808
Accrued liabilities	950	446
Current portion of lease liabilities	116	108
Current portion of deferred revenue	157	19
Total current liabilities	3,882	1,381
Paycheck Protection Program loan	467	—
Noncurrent portion of lease liabilities	4,666	—
Noncurrent portion of deferred revenue	128	138
Other liabilities	317	321
Total liabilities	9,460	1,840
Commitments and contingencies (Note 10)
Convertible preferred stock, $0.001 par value; no shares and 73,000,000 shares authorized at June 30, 2020 and December 31, 2019, respectively; no shares and 5,046,154 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively; liquidation preference of $0 and $40,294 at June 30, 2020 and December 31, 2019, respectively	—	39,070
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares and no shares authorized at June 30, 2020 and December 31, 2019, respectively; no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value; 200,000,000 shares and 105,000,000 shares authorized at June 30, 2020 and December 31, 2019, respectively; 11,812,493 shares and 3,343,356 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1	—
Additional paid-in capital	65,176	6,864
Accumulated deficit	(55,945)	(43,933)
Total Histogen Inc. stockholders’ equity (deficit)	9,232	(37,069)
Noncontrolling interest	(919)	(899)
Total equity (deficit)	8,313	(37,968)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$17,773	$2,942

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HISTOGEN INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
License	$5	$5	$872	$7,510
Product	—	1,184	—	1,766
Grant	—	150	—	150
Professional services	103	86	214	153
Total revenues	108	1,425	1,086	9,579
Operating expenses:
Cost of product revenue	—	513	161	792
Cost of professional services revenue	89	75	186	133
Acquired in-process research and development	7,144	2,250	7,144	2,250
Research and development	1,437	985	2,828	2,043
General and administrative	1,588	1,551	2,771	3,405
Total operating expenses	10,258	5,374	13,090	8,623
Income (loss) from operations	(10,150)	(3,949)	(12,004)	956
Other income (expense):
Change in fair value of warrant liabilities	—	25	—	47
Interest income (expense), net	(28)	17	(28)	18
Net income (loss)	(10,178)	(3,907)	(12,032)	1,021

Net loss attributable to noncontrolling interest	10	8	20	17
Net income attributable to preferred stockholders	—	—	—	(624)
Net income (loss) attributable to common stockholders	$(10,168)	$(3,899)	$(12,012)	$414
Net income (loss) per share attributable to common stockholders:
Basic	$(1.52)	$(1.17)	$(2.39)	$0.12
Diluted	$(1.52)	$(1.17)	$(2.39)	$0.11
Weighted-average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	6,710,490	3,327,376	5,026,923	3,321,023
Diluted	6,710,490	3,327,376	5,026,923	3,833,835